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                                                                    EXHIBIT 11.1


                             CFI PROSERVICES, INC.
                      CALCULATIONS OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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                                                                           YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------------------
                                                         1994                        1995                        1996
                                              --------------------------  --------------------------  --------------------------
                                                PRIMARY    FULLY DILUTED    PRIMARY    FULLY DILUTED    PRIMARY    FULLY DILUTED
                                              -----------  -------------  -----------  -------------  -----------  -------------
Weighted Average Shares Outstanding For The
 Period.....................................       3,922         3,922         4,369         4,369         4,763         4,763
Dilutive Common Stock Options Using The
 Treasury Stock Method......................         884           886           508           524           349           351
                                              -----------       ------    -----------       ------    -----------       ------
Total Shares Used For Per Share
 Calculations...............................       4,806         4,808         4,877         4,893         5,112         5,114
Net Income Applicable to Common Stock.......       3,417         3,417           226           226            17            17
                                              -----------       ------    -----------       ------    -----------       ------
Net Income Per Common Share.................   $    0.71     $    0.71     $    0.05     $    0.05     $  --         $  --
                                              -----------       ------    -----------       ------    -----------       ------
                                              -----------       ------    -----------       ------    -----------       ------
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